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                                                                        10.16(b)

FIFTH AMENDMENT TO LEASE AGREEMENT

         This Fifth Amendment to Lease Agreement ("Fifth Amendment") is entered into between Highland Industrial Properties, L.L.C., a Michigan limited liability company, as Lessor, and Genomic Solutions Inc., as Lessee.

                                    RECITALS:

         A. Pursuant to a certain Lease Agreement dated August 7, 1997, between Lessor and Lessee (f/k/a B. I. Systems Corporation), Lessee leased certain premises located at 4355 Varsity Drive, Suite E, located in the Ann Arbor Commerce Park. Pursuant to four amendments to the Lease, Lessee has leased additional premises from Lessor. The Lease and the first through fourth amendments, of such Lease are collectively referred to as the "Lease."

         B. Lessee desires to lease additional space from Lessor.

         C. Based on the foregoing, Lessor and Lessee desire to further amend the Lease in the manner described below.

         THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree that the Lease shall be further amended as follows:

         1. ADDITIONAL PREMISES. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor certain additional leased premises consisting of approximately six thousand five hundred (6,500) square feet of office and production space, commonly known as 4395 Varsity Drive, Suite C (the "Additional Premises"). Lessee acknowledges that the Additional Premises are currently occupied by another tenant. If such tenant fails to vacate the Additional Premises on a timely basis, Lessor will use its good faith efforts to cause such tenant to vacate, including without limitation, the commencement of legal proceedings for possession of the Additional Premises. Lessor shall not be liable to Lessee for any damages as a result of any delay in delivering the Additional Premises, and Lessee shall have no right to terminate the Lease or abate its current rental obligations due to such delay. Notwithstanding the foregoing, if the Additional Premises are not ready for Lessee's occupancy on or before October 31, 2001, Lessee will have the right, as its sole and exclusive remedy, to terminate this Fifth Amendment. In the event that Lessee elects to so terminate this Fifth Amendment, the Lease, including the first four amendments thereto, will remain in full force and effect.

         The Additional Premises shall be deemed ready for Lessee's occupancy, when Lessor provides Lessee with written notice that the Additional Premises have been vacated, regardless of when Lessee thereafter elects to occupy the Additional Premises. Lessee acknowledges and agrees that the Additional Premises are being leased to Lessee in "as-is, where-is" condition.

         2. LEASED PREMISES. Commencing on the date that the Additional Premises are ready for Lessee's occupancy, the Leased Premises under the Lease shall be deemed to consist of twenty seven thousand six hundred sixty-five (27,665) square feet, consisting of approximately





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twenty thousand nine hundred seventy six (20,976) square feet of premises located at 4355 Varsity Drive, Suite C, D, E and F and approximately six thousand six hundred eighty nine (6,689) square feet located at 4401 Varsity Drive, Suite F. All references to the Leased Premises under the Lease shall be deemed to refer to the foregoing premises. Commencing on the date the Additional Premises are ready for Lessee's occupancy, Lessee's proportionate share of real estate taxes and assessments under Section 4 of the Lease shall be as follows:
(i) with respect to the portion of the Leased Premises which are located at 4355 Varsity Drive (Suite C, D, E and F), Lessee's proportionate share shall be 72.89%; (ii) with respect to the portion of the Leased Premises located at 4401 Varsity Drive (Suite F), Lessee's proportionate share shall be 23.25%. Commencing on the date the Additional Premises are ready for Lessee's occupancy, Lessee's proportionate share of common area maintenance and operating expenses under Section 6 of the Lease shall be based upon the proportion of the square footage comprising the Leased Premises to the total number of square feet within all of the Buildings in the Ann Arbor Commerce Park.

         3. BASIC RENTAL. From the date the Additional Premises are ready for Lessee's occupancy until December 31, 2001, the minimum monthly rate for the Leased Premises shall be Twenty Two Thousand Nine Hundred Eighty Five and 00/100 ($22,985.00) Dollars per month, which amount shall be prorated in the event the Additional Premises are ready for occupancy on a date other than the first day of a calendar month. For calendar months January, 2002 through June 30, 2004, the minimum monthly rent for the Leased Premises shall be Twenty Three Thousand Five Hundred Sixty One and 36/100 ($23,561.36) Dollars per month.


         Notwithstanding, the foregoing, Lessee shall not be obligated to pay minimum monthly rent for the first month following the date the Additional Premises are ready for Lessee's occupancy. If the Additional Premises are ready for occupancy on a date other than the first day of a calendar month, the foregoing rent credit shall be applied toward the thirty (30) day period immediately following the date the Additional Premises are ready for occupancy and Lessee shall be obligated to pay a prorated portion of the minimum monthly rent for the remainder of the second calendar month following the date the Additional Premises are ready for occupancy. Lessee will be obligated to pay its proportionate share of common area maintenance, real estate taxes, and insurance during the period that Lessee is entitled to free rent.

         4. LEASE TERM. The term of the Lease shall be extended to June 30, 2004.

         5. RIGHT OF FIRST OFFER. Provided that Lessee is not in default under the Lease, if the premises located at 4355 Varsity Drive, Suites A and B become available for leas during the term of Lessee's Lease, Lessor agrees to offer to lease such premises to Lessee prior to marketing such premises to third parties. If Lessee offers to lease such premises to Lessee, and, if, for any reason, the parties have not entered into an amendment to the Lease, or a new lease for such premises within fifteen (15) days from the date Lessor notifies Lessee in writing that such premises are available for lease, Lessor shall have the right to offer such space to third parties.

         6. RATIFICATION. To the extent not modified by this Fifth Amendment, the terms and provisions of the Lease, including the First through Fourth Amendments thereto, shall continue



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in full force and effect and are hereby ratified by the parties. This Fifth
Amendment to Lease has been executed by Lessor and Lessee as of the dates written below their signatures.



                                   HIGHLAND INDUSTRIAL PROPERTIES,
                                   L.L.C., a Michigan limited liability company,


                                   By:      /s/ Mark D. Lewis
                                      ------------------------------------------

                                   Its:  Member

Dated: September 10, 2001


                                   GENOMIC SOLUTIONS INC.


                                   By:      /s/ Gary A. Kendra
                                      ------------------------------------------

                                   Its:  Executive Vice President


Dated: September 7, 2001







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